Exhibit 3.1(b)

TPG RE FINANCE TRUST, INC.

ARTICLES SUPPLEMENTARY

TPG RE Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified and designated 2,500,000 authorized but unissued shares (the “Reclassified Common Stock”), of the Corporation’s Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”), as additional shares of undesignated common stock, $0.001 par value per share (the “Common Stock”), of the Corporation.

SECOND:  The Common Stock reclassified as set forth above shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of shares of Common Stock as set forth in the Charter.

THIRD:  The shares of Reclassified Common Stock have been reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.  The total number of authorized shares of capital stock of the Corporation will not change as a result of these Articles Supplementary.

FIFTH:  After giving effect to the foregoing reclassification, the total number of shares of capital stock which the Corporation has authority to issue is 402,500,000, consisting of 302,500,000 shares of Common Stock and 100,000,000 shares of Preferred Stock, $0.001 par value per share, of which 125 shares are classified and designated as 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.001 par value per share.  The aggregate par value of all shares of stock having par value is $402,500.

SIXTH:  The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature Page Follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Vice President and attested to by its Vice President, General Counsel and Corporate Secretary on this 14th day of February, 2020.

ATTEST:		TPG RE FINANCE TRUST, INC.

By:	/s/Deborah Ginsberg	By:	/s/ Matthew Coleman
Name:	Deborah Ginsberg	Name:	Matthew Coleman
Title:	Vice President, General Counsel and Corporate Secretary	Title:	Vice President

Signature Page – Articles Supplementary (Reclassification of Class A Common Stock)